Exhibit 99.1


   Critical Therapeutics Reports Financial Results for the Quarter
                   and Year Ended December 31, 2006


    LEXINGTON, Mass.--(BUSINESS WIRE)--Feb. 8, 2007--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory, inflammatory and critical care diseases, today reported financial results for the fourth quarter and year ended December 31, 2006.

    Product sales of ZYFLO(R) (zileuton tablets), net of discounts and rebates, were approximately $1.9 million in the fourth quarter of 2006, an increase of $58,000, or 3.1 percent over third quarter 2006 product sales. Despite a significant reduction in the number of sales representatives promoting ZYFLO in the U.S. in the fourth quarter of 2006, the total number of ZYFLO prescriptions filled was 9,404, compared with 8,763 in the third quarter of 2006, an increase of 7.3 percent. Sales of ZYFLO increased 401 percent over the fourth quarter of 2005 when the Company launched the product in the U.S.

    For the three months ended December 31, 2006, the Company posted a net loss of $8.8 million, or $0.22 per share, based on 39.5 million weighted average shares outstanding. This compares with a net loss of $14.7 million, or $0.43 per share, for the same period in 2005, based on 34.1 million weighted average shares outstanding. The increase in common shares outstanding resulted primarily from the Company's registered stock offering of 7.5 million shares in October 2006.

    The net loss for the year ended December 31, 2006 was $48.8 million, or $1.37 per share, based on 35.5 million weighted average shares outstanding. This compares with a net loss of $47.1 million, or $1.61 per share, for the same period in 2005, based on 29.3 million weighted average shares outstanding. Financial results for 2006 reflect the adoption of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), related to employee stock-based compensation expense that totaled $7.2 million in 2006, including $622,000 of stock-based compensation included in the Company's fourth quarter restructuring charges.

    Cash and short-term investments as of December 31, 2006 totaled $49.0 million, compared with $40.2 million at September 30, 2006. Net cash expenditures during the fourth quarter of 2006 were $9.9 million, compared with net cash expenditures of $12.0 million in the third quarter of 2006, and down from $14.5 million in the fourth quarter of 2005. The fourth quarter 2006 net cash expenditures include charges related to the Company's two restructurings in 2006 and exclude $18.5 million of net proceeds from the Company's October 2006 registered stock offering. The Company ended 2006 with approximately 42.9 million shares of common stock outstanding, excluding warrants and stock options.

    Recent Developments

    Since the end of the third quarter of 2006:

    -- The Company licensed its rights to the development and commercialization of medical device approaches to stimulating the vagus nerve to Innovative Metabolics. The Company retained its intellectual property rights associated with the development of a small molecule drug that acts on the alpha-7 receptor.

    -- Total prescriptions of ZYFLO increased 7.3 percent over the third quarter, despite a 67 percent reduction in the number of sales representatives in October 2006. The Company realigned its sales territories to allow for increased frequency of visits to physicians in most major metropolitan areas currently prescribing ZYFLO and implemented a 5 percent price increase during the fourth quarter.

    -- The Company's board of directors appointed Frank Thomas as Chief Executive Officer. Thomas joined the Company in April 2004 and served as Chief Financial Officer until he was appointed President in June 2006.

    -- Critical Therapeutics announced that the National Institutes of Health (NIH) will sponsor and fund a clinical trial to evaluate the effectiveness of ZYFLO to shorten hospital stay-time in patients who have been admitted for acute exacerbations of chronic obstructive pulmonary disease (COPD). The trial is expected to begin in the first quarter of 2007.

    -- Safety and efficacy data for the twice-daily, controlled-release formulation of zileuton (zileuton CR) were presented at the Annual Meetings of the American College of Chest Physicians (ACCP) and American College of Allergy,
        Asthma and Immunology (ACAAI).

    -- Critical Therapeutics restructured its organization to focus its resources on the successful commercialization of zileuton CR for chronic asthma and the clinical development of an injectable formulation of zileuton (zileuton injection) for acute asthma and completed the sale of $20.0 million of common stock and warrants to 14 institutions that generated net proceeds of approximately $18.5 million after fees and expenses.

    The Company announced that the U.S. Food and Drug Administration
(FDA) accepted for review the Company's New Drug Application (NDA) for zileuton CR. Pending FDA approval, the Company is targeting to launch zileuton CR during the second half of 2007.

    "After a challenging period of restructuring and management transition in 2006, we have entered 2007 with a clear strategy that focuses on our most promising commercial and clinical opportunities," said Frank Thomas, Critical Therapeutics' President and Chief Executive Officer. "I believe that our success in 2007 will largely be driven by our execution in three areas: U.S. regulatory approval of zileuton CR, optimizing our commercial resources for the launch of zileuton CR, and progressing our clinical development programs, including generating new data to support the promotion of zileuton CR, following its approval."

    Financial Results for the Three Months Ended December 31, 2006 and
2005

    Total revenue for the three months ended December 31, 2006 was $2.9 million, compared with $2.1 million for the same period in 2005, an increase of 39 percent.

    Revenue for the fourth quarter of 2006 included:

    -- Sales of ZYFLO that accounted for $1.9 million in revenue, compared with $387,000 in the fourth quarter of 2005. Critical Therapeutics began selling ZYFLO in the U.S. in October 2005. For the three months ended December 31, 2006, net shipments of ZYFLO to wholesalers, third-party distributors and pharmacies totaled approximately $2.0 million. To date, revenue from sales of ZYFLO has been recognized when prescriptions are filled, net of any discounts or rebates, rather than when the product is shipped to third parties. This accounting treatment resulted in approximately $1.2 million of product shipments remaining as deferred product revenue on the Company's balance sheet at December 31, 2006.

    -- Collaboration revenue of $985,000 from Critical Therapeutics' HMGB1 collaboration with MedImmune, Inc. and its license agreement with Beckman Coulter, Inc. to develop diagnostic assays, compared with collaboration revenue of $1.7 million in the fourth quarter of 2005. The decrease in the revenue under collaboration agreements resulted from a decline in the Company's obligations associated with the HMGB1 program in the fourth quarter of 2006. As the HMGB1 program advances into later stages of preclinical development, a larger portion of the costs and activities will be assumed by MedImmune resulting in lower revenue recognized by the Company under its collaboration agreement. In future periods, the Company's collaboration revenue under the MedImmune agreement will increase in periods when milestones are achieved. As of December 31, 2006, the Company has $675,000 of revenue deferred under its collaboration agreements with MedImmune and Beckman Coulter.

    Total operating expenses for the three months ended December 31, 2006 decreased $5.3 million, or 30 percent, to $12.3 million, compared with $17.5 million for the same period in 2005. Fourth quarter 2006 operating expenses include $3.0 million of charges related to the Company's October 2006 restructuring.

    Total operating expenses for the fourth quarter included:

    -- Cost of products sold in the fourth quarter of 2006 that totaled $559,000, resulting in gross margins on sales of ZYFLO of approximately $1.4 million, or 71 percent.

    -- Research and development (R&D) expenses decreased $3.7 million, or 47 percent, to $4.1 million in the fourth quarter of 2006, compared with $7.8 million for the fourth quarter of 2005. The decrease was primarily related to the discontinuation of the Company's program centered on its anti-inflammatory compound, CTI-01. In addition, the Company incurred lower manufacturing costs related to ZYFLO and zileuton CR, as these products are now commercially available or pending approval with the FDA.

    -- Sales and marketing expenses decreased $4.6 million, or 70 percent, to $2.0 million in the fourth quarter of 2006, compared with $6.6 million in the fourth quarter of 2005. This decrease was primarily associated with the 2006 reduction in the sales force, as well as certain nonrecurring costs from the fourth quarter of 2005 related to the commercial launch of ZYFLO.

    -- General and administrative expenses remained unchanged at $2.6 million in the fourth quarter of 2006, compared with the fourth quarter of 2005.

    -- Restructuring charges totaled $3.0 million in the fourth quarter of 2006 related to the Company's October restructuring that reduced overall headcount from 124 to 61, as well as a reduction in the Company's research activities and development programs. The largest components of the restructuring charge include severance payments to employees affected by the reduction, stock-based compensation expense and a write-down of assets no longer used in the Company's operations.

    Financial Results for the Years Ended December 31, 2006 and 2005

    For the year ended December 31, 2006, total revenue increased $6.9 million, or 110 percent, to $13.1 million, compared with $6.2 million in 2005. Product sales of ZYFLO were $6.6 million in 2006, compared with $387,000 in 2005. Critical Therapeutics' HMGB1 collaboration with MedImmune and its license agreement with Beckman Coulter to develop diagnostic assays accounted for $6.4 million in revenue in 2006, compared with $5.8 million in revenue in 2005, an increase of 10 percent.

    Total operating expenses for the year ended December 31, 2006 were $64.4 million, compared with $55.6 million in 2005. This increase was primarily due to costs associated with the commercialization of ZYFLO and a $5.1 million increase in stock-based compensation expense.

    Research & Development Update

    Injectable Formulation of Zileuton (zileuton injection)

    The Company is developing an injectable formulation of zileuton for use in emergency room or urgent care settings for patients experiencing acute exacerbations of asthma and other acute hospital-based pulmonary conditions. The Company plans to initiate a Phase IIb clinical trial in the second half of 2007 focused on identifying the optimal dose to be tested in Phase III clinical trials.

    Zileuton CR Phase IIIb Trial

    To support the commercialization of zileuton CR, pending regulatory approval, the Company plans to conduct a Phase IIIb clinical trial evaluating zileuton CR as an add-on therapy in asthma patients. The Company expects to begin enrolling patients in this trial in the second quarter of 2007.

    Zileuton Life Cycle Extension Program

    The Company is currently pursuing life cycle extension strategies to enhance the intellectual property position of zileuton for the treatment of asthma and provide for possible development opportunities in other inflammatory diseases, including chronic obstructive pulmonary disease (COPD) and nasal polyps. Critical Therapeutics plans to initiate a Phase I clinical trial in the third quarter of 2007, which could result in potential dosing improvements.

    Alpha-7

    The Company's Alpha-7 program, which is directed at the discovery and development of novel small molecules for the treatment of inflammation, is nearing selection of a clinical development candidate from a series of proprietary lead molecules. The Company believes that this innovative anti-inflammatory approach will have potential for broad applications in both acute and chronic inflammatory diseases and is exploring possible collaborations with larger pharmaceutical companies to leverage the broad potential of this pathway.

    HMGB1

    The Company's HMGB1 program, which is partnered with MedImmune, continues to make progress toward the identification of a first clinical candidate. The collaboration has narrowed down potential clinical candidates to a few fully human antibodies that have shown compelling efficacy in pre-clinical models of arthritis. The joint development team expects to select a clinical candidate for the development of HMGB1 antibodies for chronic inflammatory disease, such as rheumatoid arthritis, in the first half of 2007. The collaboration also is making progress with the development of HMGB1 antibodies for acute inflammatory diseases.

    Financial Guidance

    Beginning in the first quarter of 2007, Critical Therapeutics expects to recognize revenue from sales of ZYFLO when product is shipped to wholesalers, third-party distributors or pharmacies rather than deferring revenue until the product is dispensed through patient prescriptions. The Company believes it has established adequate historical data regarding product return rates of ZYFLO to support this change in recognition of revenue. The Company will make allowances for estimated product returns based on historical return rates, among other factors. The Company expects to record a one-time increase in net product sales of approximately $1.0 million, net of an estimate for remaining product returns. Sales of ZYFLO to wholesalers and pharmacies that have not yet been filled through a patient prescription will account for this one-time increase to revenue in the first quarter of 2007.

    Excluding the one-time increase of $1.0 million in net product sales, the Company expects 2007 quarterly sales of ZYFLO to stabilize between $1.5 million and $2.0 million leading up to the potential launch of zileuton CR in the second half of 2007. This level of sales reflects the impact of the Company's reduced sales force and seasonal fluctuations associated with asthma. The Company expects to cover the cost of sales and marketing efforts for ZYFLO through the ongoing revenue stream, excluding costs related to zileuton CR.

    For the year ending December 31, 2007, the Company is projecting a net loss of between $28 million and $32 million, or $0.65 and $0.74 per share, assuming 43 million shares outstanding. These projections exclude the impact of any future business development agreements, such as a co-promotion collaboration for zileuton CR. Research and development expenses for 2007 are expected to be between $18 million and $21 million, including approximately $3.1 million in milestone payments that would be due upon the approval of zileuton CR. In addition to the milestone payments, the largest component of research and development expenses are the costs to conduct clinical trials with zileuton CR, injectable zileuton and the Company's first clinical trial examining a life cycle extension strategy.

    Critical Therapeutics expects net cash expenditures to be between $7 million and $9 million in the first quarter of 2007, based on a net loss of between $6 million and $8 million, or $0.14 to $0.18 per share.

    Conference Call Information

    Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company's fourth quarter and full year 2006 financial results, strategy, upcoming milestones and financial guidance. Investors and other interested parties can access the call as follows:



Date:                   Thursday, February 8, 2006
Time:                   5:00 p.m. EST
Dial-in:                (800) 289-0468 (domestic)
                        (913) 981-5517 (international)


    Webcast Information: www.crtx.com

    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About ZYFLO(R)/Zileuton

    ZYFLO(R) (zileuton tablets) is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. Zileuton inhibits 5-lipoxygenase (5-LO), an enzyme that catalyzes the formation of leukotrienes from arachidonic acid. 5-LO is the main enzyme responsible for the production of leukotrienes, a family of inflammatory mediators that can trigger asthma symptoms, including inflammation, swelling, bronchoconstriction and mucus secretion. ZYFLO is the only 5-LO inhibitor approved for marketing by the U.S. Food and Drug Administration.

    ZYFLO is not indicated for use in the reversal of broncospasm in acute asthma attacks, including status asthmaticus. Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the-more-upper limit of normal. For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to ZYFLO(R) (zileuton tablets), which is marketed in the United States for the prevention and chronic treatment of asthma in patients 12 years of age and older. Critical Therapeutics is working to expand its zileuton franchise by developing a twice daily, controlled-release formulation for the prevention and chronic treatment of asthma and an injectable formulation for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is collaborating with MedImmune, Inc. to design antibody therapies that treat acute and chronic diseases triggered by the inflammatory cytokine HMGB1. Research pipeline programs include lifecycle management to extend the zileuton franchise and an alpha-7 project for the treatment of inflammation. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits, market acceptance and future sales of ZYFLO and, if approved, zileuton CR; the progress, timing and success of our regulatory filings, regulatory approvals and product launches, including for zileuton CR; the progress and timing of our drug development programs and related trials; our strategy, future operations, financial position, future revenues, and projected costs, including our net cash expenditures and net loss for the first quarter of 2007, quarterly sales of ZYFLO up to the potential launch of zileuton CR in the second half of 2007 and net loss and research and development expenses for 2007; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the expected timing and outcome of the NDA for zileuton CR and related discussions with the FDA, including our ability to rely on historical data in the NDA, including the sufficiency and acceptability of the results of the pharmacokinetic studies of zileuton CR for FDA purposes; our ability to transition our management team effectively; our ability to successfully enter into strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO, and, if approved, zileuton CR; our ability to successfully market and sell ZYFLO with a reduced sales force; patient physician and third-party payor acceptance of ZYFLO and, if approved, zileuton CR, as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO and, if approved, zileuton CR; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; our heavy dependence on the commercial success of ZYFLO and, if approved, zileuton CR; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our discoveries and drug candidates. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission (SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                      ------------------------------------------------
in thousands except
 share and per share      2006        2005        2006        2005
 data
----------------------------------------------------------------------

Revenues:
  Net product sales        $1,937        $387      $6,647        $387
  Revenue under
   collaboration
   agreements                 985       1,712       6,431       5,837
----------------------------------------------------------------------
    Total revenues          2,922       2,099      13,078       6,224
----------------------------------------------------------------------
Costs and expenses:
  Cost of products
   sold                       559         514       2,222         514
  Research and
   development              4,062       7,771      26,912      29,959
  Sales and marketing       1,981       6,629      18,284      13,671
  General and
   administrative           2,649       2,629      13,456      11,406
  Restructuring
   charges                  3,000           -       3,498           -
----------------------------------------------------------------------
    Total costs and
     expenses              12,251      17,543      64,372      55,550
----------------------------------------------------------------------
Operating loss             (9,329)    (15,444)    (51,294)    (49,326)
Other income
 (expense):
  Interest income             622         808       2,726       2,427
  Interest expense            (45)        (51)       (214)       (191)
----------------------------------------------------------------------
    Total other income        577         757       2,512       2,236
----------------------------------------------------------------------
Net loss                  ($8,752)   ($14,687)   ($48,782)   ($47,090)
----------------------------------------------------------------------

Net loss per share         ($0.22)     ($0.43)     ($1.37)     ($1.61)
----------------------------------------------------------------------
Basic and diluted
 weighted-average
 common shares
 outstanding           39,511,988  34,057,570  35,529,048  29,276,243
----------------------------------------------------------------------




              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                                      December 31,
in thousands                                         2006      2005
----------------------------------------------------------------------
Assets:
Current assets:
  Cash and cash equivalents                         $48,388   $57,257
  Accounts receivable, net                              877     1,024
  Amount due under collaboration agreements             650       205
  Short-term investments                                650    25,554
  Inventory, net                                      4,048     1,869
  Prepaid expenses and other                            980     2,179
----------------------------------------------------------------------
     Total current assets                            55,593    88,088
----------------------------------------------------------------------
Fixed assets, net                                     2,421     3,563
Other assets                                            168       168
----------------------------------------------------------------------
Total assets                                        $58,182   $91,819
----------------------------------------------------------------------

Liabilities and Stockholders' Equity:
Current liabilities:
  Current portion of long-term debt and capital
   lease obligations                                 $1,012    $1,179
  Accounts payable                                    1,049     4,615
  Accrued expenses                                    3,941     4,876
  Revenue deferred under collaboration agreements       675     5,706
  Deferred product revenue, net                       1,178     1,707
----------------------------------------------------------------------
     Total current liabilities                        7,855    18,083
----------------------------------------------------------------------
Long-term debt and capital lease obligations, less
 current portion                                        421     1,489
Stockholders' equity:
  Preferred stock, par value $0.001; authorized
   5,000,000 shares; no shares issued and
   outstanding                                            -         -
  Common stock, par value $0.001; authorized
   90,000,000 shares; issued and outstanding
   42,902,142 and 34,126,977 shares at December
   31, 2006 and 2005, respectively                       43        34
  Additional paid-in capital                        204,378   181,718
  Deferred stock-based compensation                     (99)   (3,794)
  Accumulated deficit                              (154,399) (105,617)
  Accumulated other comprehensive loss                  (17)      (94)
----------------------------------------------------------------------
     Total stockholders' equity                      49,906    72,247
----------------------------------------------------------------------
Total liabilities and stockholders' equity          $58,182   $91,819
----------------------------------------------------------------------




              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                                                       Year Ended
                                                      December 31,
                                                  --------------------
in thousands                                         2006      2005
----------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                         ($48,782) ($47,090)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization expense               939       800
    (Accretion) Amortization of premiums on short-
     term investments and other                         (69)      903
    Loss on disposal of fixed assets                     86       149
    Non-cash restructuring charge                     1,109         -
    Stock-based compensation expense                  6,620     2,141
    Changes in assets and liabilities:
      Accounts receivable                               140    (1,024)
      Amount due under collaboration agreement         (445)     (189)
      Inventory                                      (2,179)   (1,869)
      Prepaid expenses and other assets               1,199      (283)
      Accounts payable                               (3,566)      397
      Accrued expenses                                 (935)    2,135
      Revenue deferred under collaboration
       agreements                                    (5,031)   (2,837)
      Deferred product revenue                         (529)    1,707
----------------------------------------------------------------------
        Net cash used in operating activities       (51,443)  (45,060)
----------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of fixed assets                            (370)   (2,182)
  Proceeds from sales and maturities of short-term
   investments                                       36,859    72,915
  Purchases of short-term investments               (11,802)  (32,255)
----------------------------------------------------------------------
        Net cash provided by investing activities    24,687    38,478
----------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from issuance of common stock         18,487    51,362
  Proceeds from employee stock plans                    635       158
  Proceeds from long-term debt                            -     1,300
  Repayments of long-term debt and capital lease
   obligation                                        (1,235)     (961)
----------------------------------------------------------------------
        Net cash provided by financing activities    17,887    51,859
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                         (8,869)   45,277
Cash and cash equivalents at beginning of period     57,257    11,980
----------------------------------------------------------------------
Cash and cash equivalents at end of period          $48,388   $57,257
----------------------------------------------------------------------



    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com